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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Financial Intranet, Inc.



We consent to the reference to our firm under the caption "Experts" in the Amendment No. 7 to the Registration Statement (Form SB-2), and related prospectus of Financial Intranet, Inc. and to the incorporation by reference therein of our report dated March 5, 1999, except for Note 6, as to which the date is March 15, 1999 and Note 12, as to which the date is September 27, 1999 with respect to the financial statements as of December 31, 1998 and 1997 and for the years then ended.


                                       /s/ REMINICK, AARONS & COMPANY, LLP
                                       -----------------------------------
                                           REMINICK, AARONS & COMPANY, LLP

New York, New York
October 7, 1999